Exhibit 10.3
Western Digital Corporation
Summary of Compensation Arrangements
for
Named Executive Officers and Directors

NAMED EXECUTIVE OFFICERS

Base Salaries. The current annual base salaries for the executive officers of Western Digital Corporation (the “Company”) who were named in the Summary Compensation Table in the Company’s Proxy Statement that was filed with the Securities and Exchange Commission in connection with the Company’s 2014 Annual Meeting of Stockholders (the “Named Executive Officers”) are as follows:

Named Executive Officer	Title	Current Base Salary
Stephen D. Milligan	President and Chief Executive Officer	$1,050,000
Michael D. Cordano	President, HGST Subsidiary	$700,000
James J. Murphy	President, WD Subsidiary	$625,000
Mark P. Long	Executive Vice President, Chief Strategy Officer	$500,000
In addition, Olivier C. Leonetti, who was appointed by our Board of Directors as our Executive Vice President and Chief Financial Officer, effective as of September 8, 2014, has an annual base salary of $500,000.
Semi-Annual Bonuses. Under the Company’s Amended and Restated 2004 Performance Incentive Plan, the Named Executive Officers are also eligible to receive cash bonus awards pursuant to the Company’s Incentive Compensation Plan (the “ICP”). The cash bonus awards are determined based on the Company’s achievement of performance goals pre-established by the Compensation Committee (the “Committee”) of the Company’s Board of Directors as well as other discretionary factors. The ICP for fiscal 2015, including the performance goals established by the Committee for the first and second halves of fiscal 2015, are further described in the Company’s current reports on Form 8-K filed with the Securities and Exchange Commission on August 6, 2014 and February 5, 2015, respectively, which are incorporated herein by reference.

Additional Compensation. The Named Executive Officers are also eligible to receive equity-based incentives and discretionary bonuses as determined from time to time by the Committee, entitled to participate in various Company plans, and subject to other written agreements, in each case as set forth in exhibits to the Company’s filings with the Securities and Exchange Commission. In addition, the Named Executive Officers may be eligible to receive perquisites and other personal benefits as disclosed in the Company’s Proxy Statement filed with the Securities and Exchange Commission in connection with the Company’s 2014 Annual Meeting of Stockholders.
DIRECTORS

Annual Retainer and Committee Retainer Fees. The following table sets forth the current annual retainer and committee membership fees payable to each of the Company’s non-employee directors:

Type of Fee	Current Annual Retainer Fees
Annual Retainer	$75,000
Lead Independent Director Retainer	$20,000
Non-Executive Chairman of Board Retainer	$100,000
Additional Committee Retainers
• Audit Committee	$15,000
• Compensation Committee	$12,500
• Governance Committee	$7,500
Additional Committee Chairman Retainers
• Audit Committee	$25,000
• Compensation Committee	$22,500
• Governance Committee	$12,500

The annual retainer fees are paid immediately following the Annual Meeting of Stockholders. Non-employee directors do not receive a separate fee for each Board of Directors or committee meeting they attend. However, the Company reimburses all non-employee directors for reasonable out-of-pocket expenses incurred to attend each Board of Directors or committee meeting. Mr. Milligan, who is an employee of the Company, does not receive any compensation for his service on the Board or any Board committee.

Additional Director Compensation. The Company’s non-employee directors are also entitled to participate in the following other Company plans as set forth in exhibits to the Company’s filings with the Securities and Exchange Commission: Non-Employee Director Restricted Stock Unit Grant Program, as adopted under the Company’s Amended and Restated 2004 Performance Incentive Plan; and Deferred Compensation Plan.